Exhibit 99.2

Renaissance Learning

2006 First Quarter Earnings

Moderator: Terry Paul

April 18, 2006

5:00 pm EDT

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to the Renaissance Learning's <Company: Renaissance Learning Inc.; Ticker: RLRN; URL: http://www.renlearn.com> First Quarter Earnings conference call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder your conference is also being recorded.

At this time I'd like to introduce you to the Chief Financial Officer, Mary Minch.  Go ahead, Ms. Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING INC.:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning and I'd like to welcome everyone to our First Quarter conference call.  With me today is Terry Paul, our Chief Executive Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I'll begin our call today with a review of the first quarter financial results and then turn it over to Terry, who will provide some comments about our operations.  Following our comments, we'll be happy to take your questions.

First quarter revenues of $31.1 million were up nearly 13 percent from first quarter 2005 revenues of $27.6 million.  Net income, which included a pre-tax restructuring charge of 1.9 million, or $0.04 per share, was $3.5 million, compared to net income of $6.5 million for the first quarter of 2005, a decrease of 46.2 percent.  The pre-tax restructuring charge was primarily due to separation expenses for John Hickey, our former CEO; Ketan and Manish Kothari, two of the founders of AlphaSmart; and reductions in staff in the international area, which Terry will discuss further in a moment.

On a per share basis, we earned $0.12 this quarter versus $0.21 one year ago.  The prior year results included a one-time after tax gain of $600,000 or $0.02 per share from the sale of Generation21.  The 13 percent revenue growth is a result of the acquisition of AlphaSmart, which added to revenues incrementally since we didn't own them in the prior year.  Organic revenues declined by 4.8 percent, and AlphaSmart revenues declined by 30 percent, compared to their reported results one year ago.  Deferred revenues declined by $2.6 million in the quarter, driven by revenue recognition of our national conference pre-registrations and by delivery and recognition of other deferred revenue items, particularly Renaissance Place subscriptions and services, which are tending to be seasonal in nature.

Product revenues, exclusive of AlphaSmart, were down nearly $700,000, principally due to a decline in Math revenues.  Service revenues declined $600,000 or 9.9 percent.  The most significant decline was in on-site training events.  Our remote service offerings increased in the quarter, but the improvement wasn't large enough to offset the decline in on-site training events.  We expect that the declines in service revenues are only temporary because of the more flexible and customer friendly way we're now packaging our remote and on-site services, called customizable hourly services.

First quarter product gross margins were 82.9 percent, consistent with last quarter's margins of 82.8 percent.  This is down from last year's margins of 94.4 percent, due to the mix now including the AlphaSmart line and the Classroom Response System, which have lower margins than software sales.  Service gross margins were 51.6 percent, down from last quarter's margins of 60.6 percent, due to the national conference, which has lower margins than our other service offerings and down from last year's margins of 57.1 percent.  The decrease from prior year's margins is a result of the decline in revenues, which directly impacts margins due to the fixed nature of a portion of the related expenses.

Operating expenses were $18.7 million, up $4 million from the first quarter of 2005.  The increase is due to the restructuring charge of $1.9 million, the inclusion of AlphaSmart expenses in the current period, increased sales staffing and higher marketing expenses.

Operating cash flow was $3.8 million, down $3.7 million from the first quarter of 2005, trending down with the decrease in operating income.

Accounts receivable collections and ageings remain very strong with day’s sales outstanding at just 29 days.  Cash and investments totaled $29.4 million, down $5.2 million from December 31st, primarily due to repurchasing 328,000 shares of stock at a cost of $5.9 million.

Due to the weak first quarter and the expectation that the next several quarters will remain challenging, in part due to some of the reinvestment in core areas that we'll be making in the months ahead, we're no longer confident that we'll achieve increased earnings in 2006.

Now here's Terry to discuss recent changes we are making to significantly improve sales and profits going forward.  Terry.

TERRY PAUL, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING INC.:  Thank you Mary.

The Company performance in the last couple of years has been disappointing.  We believed the market would improve which, combined with new products, would improve Company performance.  Well the market improved and we introduced new products but we're still in the doldrums.  It's time we faced the facts: what we were doing wasn't working.  The day after I came back as CEO on February 16th, two months ago, I held a strategic planning meeting with our top managers.  We took a hard look at ourselves, what's right and especially what's wrong.  I'd like to tell you about our conclusions and the changes we've made.

First, let me say, there's a lot that is right and the Company has some amazing products such as Accelerated Reader, Accelerated Math, the STAR products and Renaissance Place.  We also have core strengths: a loyal and enthusiastic customer base, great customer service, great employees and our mission to accelerate learning.  The Company is profitable, fundamentally sound, with resources to grow.

Just as clearly though, there were things that needed fixing.  Our biggest problem was product line complexity, which in turn created pricing complexity, organizational complexity, changing priorities and lack of focus on the most important opportunities; all of which hurt our effectiveness and development of an effective field force.  Lack of focus on the primary opportunities showed up in international as well.  I also have to admit we dropped the ball with an important aspect of the AlphaSmart acquisition.  We did a good job of integrating our financial and operational systems, but we did a terrible job of marketing and selling AlphaSmart laptops and it showed with sales of laptops down 30 percent for this quarter.

As a result of that strategic planning meeting, we've made some significant changes.  We phased out five products including Assessment Master, Spanish in a Flash, Accelerated Writer, the Summer Reading Program and Accelerated Grammar and Spelling.  Together, these products represented less than 3 percent of our total 2005 revenue, but were costing us much more.  We've streamlined the organization structure. Now, both inside and outside sales, product development and engineering, and service and training, each report to a senior vice president.  We've increased our IT staff and committed to upgrading both our financial and sales information systems.  AlphaSmart employees were reporting to four managers in Rapids.  Now, we have a managing director in charge of AlphaSmart, which is part of a new division called, The Renaissance Electronics Division.  And as reported last week, we hired Steve Schmidt back as President and Chief Operating Officer, effective April 26th.  We have a talented management team, but there is a lot to do to execute our new plans and I'm pleased to have Steve back to help lead that effort.

To get sales going again we've revamped the internal sales commission structure and are putting more commissioned reps on the phones.  We will also be realigning the outside sales territories and commission plan before the start of the school year.  In the international area, we've closed our sales offices in Canada and Australia and shut down our internal -- international sales -- our software sales group, reducing staff by 14 employees worldwide.  We don't expect any significant revenue declines because of these changes, because they were relatively small markets and our Rapids office will be able to provide sales and service support.  International laptop sales are growing so we are increasing staff in that area.  We are also expanding our UK operations significantly, which will be explained in more detail later.

We've revamped our internal product development processes and identified eight product priorities and appointed product line managers for each product area.  The product priorities are Renaissance Place Accelerated Reader, Accelerated Math, Classroom Response Systems, laptops, Read Now with Power Up!, UK products and ELL products.  These are the areas which will power our growth over the next few years.

With regard to our top two products, Accelerated Reader and Accelerated Math, we're making them more exciting and accessible than ever.  Considering the number of schools and the usage within schools, we estimate market penetration for AR and AM is less than 30 percent and 10 percent respectively, so there's a lot of room to grow these products.  In May, we are announcing the enterprise subscription versions of AR and AM.  All 100,000 quizzes and Math Libraries and first grade through calculus will be available at a reduced per student annual fee.  Based on recent market testing, we feel the enterprise versions will be attractive to school districts.  We also will be offering full subscription classroom versions of AR and AM.  This fall we will add advanced dashboard reports to AR and AM to make it even easier for administrators and teachers to get the information they need in an attractive format.

Turning to the classroom response system, it's ramping up and has the potential to become the most successful product since Accelerated Math.  CRS is a step ahead of the competition and is lower in cost.  This is about a $100 million market category.  CRS engages students and provides instant feedback to teachers.  It's a fundamental product, which accelerates learning.  We are shipping mostly single classroom sets now.  We believe though we will see multi-classroom and school-wide orders in the coming school year.

Laptops also represent about a $100 million market opportunity.  We are especially excited about the AlphaSmart Neo laptop.  It has a 700-hour battery life, instant on and off and many other features and at only $199, is ideal for teaching keyboarding and writing in schools.  Neo is also popular with college students and professional journalists who preferred Neo to notebook computers because of its low cost, ruggedness, portability, ease of use and long battery life.  While we dropped the ball at not marketing and selling Neo in the last nine months, we have recently created a vertical sales team focused on laptops.  We have also reestablished a call center for Neo in Dallas and have an aggressive ad and trade show schedule.  We will link Neo to Renaissance Place by providing keyboarding and writing management applications by October.  We are phasing out the AS3000 laptop and further simplifying the AlphaSmart product line.  We should start to see laptop sales pick up by the fourth quarter.

We are just starting to see our first wave of orders for Read Now with Power Up!, the reading intervention program co-developed with Harcourt Steck-Vaughn and introduced at the end of last year.  Read Now with Power Up! was adopted as one of the approved reading intervention programs in Texas.  Reading intervention programs represent about a $200 million segment.  First to market and the leader is Scholastic's <Company: Scholastic Corp.; Ticker: SCHL; URL: http://www.scholastic.com> Read 180.  They've done a great job of marketing and have a large dedicated field sales team.  We believe we have the better and more technologically advanced product and expect to become a strong player in that market.

As mentioned previously, we have shut down some of our international software sales operations, but we are expanding in the United Kingdom.  Because of our work with the Specialist Schools Academies Trust, headed by Sir Cyril Taylor, special advisor to the UK Minister of Education, we have been getting exceptional press coverage in the UK for Accelerated Reader.  Four major articles were published in the last year.  Software sales there are growing and the opportunity is growing faster.  We are therefore adding staff, expanding our offices in London and fully anglicizing the software.  While we expect revenues to pick up quickly, we do not expect the UK operation to be profitable for 12 months or so because of the start-up expenses.  We are very excited though about the long-term profit opportunity there and our ability to accelerate student achievement.

In conclusion, we have made quite a few changes in the last two months, streamlining the organization, phasing out non-performing products and focusing on the major opportunity areas.  Though it will take several quarters, we're confident sales and profits will be moving up again.  We have some amazing products that accelerate learning and great employees.  Renaissance was fundamentally solid before these changes.  With the changes, things are looking quite exciting for us again.

Now Mary and I would be happy to answer any of your questions.

OPERATOR:  At this time I would like to remind everyone if you would like to ask a question, press star, then the number one on your telephone keypad.  We'll pause for just a moment to compile the Q&A roster.

The first question comes from Drew Crum.  Please go ahead.

DREW CRUM:  Hi, good afternoon everyone.

MARY MINCH:  Hi Drew.

TERRY PAUL:  Hi.

DREW CRUM:  My first question pertains to operating conditions.  Just based on your commentary Terry, it sounds like, you know, based on some of the changes you're making it's more being driven by some of the internal issues of the company, it didn't really focus much on the external operating environment.  I wonder if you could just comment on that as you head into what's, you know, a pretty seasonally important period for you guys.

TERRY PAUL:  Well I think you're correct in picking up on that.  I think that the issues that are holding us back are internal.  I think the market opportunity is there for us and, you know, what we have to do is fix the things that I mentioned and then I think we'll see a return to the growth.  I don't believe that the market is as tough as it was, say, two years ago which it, you know, it clearly, there was a financial problem in terms of the schools buying our products.

DREW CRUM:  OK.  OK.  And then maybe if you comment on the progress the company is making in terms of merging or loading the Renaissance software onto the AlphaSmart hardware?  I mean that was one of the rationales behind the acquisition at the time you made it and I just wonder if you could give us an update on that.

TERRY PAUL:  Right, as I mentioned in the -- in my comments, the product that we're really looking to integrate first is Neo and we expect that we will have a management application running on Renaissance Place for keyboarding in October of this year.

DREW CRUM:  OK.  OK.  And most of the weakness behind AlphaSmart this quarter was attributable to AS3000.  How about Dana, how's that product doing?

TERRY PAUL:  Well I think I wouldn't characterize it as a weakness in AS3000.  I think we just dropped the ball on the whole product line.  That is that we just didn't do a very good job of picking up the sales and marketing and integrating it in with our internal sales operation.  And as far as commenting on individual products, as, you know, what each individual product is doing it, whether it's Dana or AS3000, I won't comment on that, other than to repeat what I said we are phasing out the AS3000.

DREW CRUM:  OK.  And then maybe you could comment on some of the leading indicators you're seeing as you head into this seasonally important period, and maybe more specifically, I think you'd thrown out 20,000 Renaissance Place installations by year-end.  Is that still, you know, a doable target?

TERRY PAUL:  Mary, maybe you could comment on that.

MARY MINCH:  Sure.  Drew, we were actually at about 10,000 in the first quarter...

DREW CRUM:  OK.

MARY MINCH:  And that's an increase of about 800.  It's important to note of course that the first quarter isn't one of our seasonally strong periods.  Usually the second and third quarters we tend to see more Renaissance Place orders, et cetera.  Terry did mention of course some of the key things we're doing with Accelerated Reader and Accelerated Math to really incent folks to take a look at the Renaissance Place version of those products, so I think we'll have to watch the second and third quarter and see how we progress through that period to really know if we're going to hit the 20,000 target.

DREW CRUM:  OK, and just one last question for you Mary, on guidance.  I think you mentioned that you were backing off on your EPS growth for '06.  How about revenue?  Do you still expect to achieve revenue growth for the year?

MARY MINCH:  No, we didn't mention that.  Certainly with the inclusion of AlphaSmart year-over-year you'd see some increase, but other than that we'll just have to see.  Terry mentioned a lot of initiatives and the timing of those initiatives is going to be key as to when we start seeing some of the results in our top line.

DREW CRUM:  OK.  I'll turn it over.  Thanks.

OPERATOR:  The next question comes from Kirsten Edwards from Think Equity Partners.  Please go ahead.

KIRSTEN EDWARD, THINK EQUITY PARTNERS:  Hi, good afternoon.

TERRY PAUL:  Hi Kirsten.

KIRSTEN EDWARD:  Hi.  You mentioned a couple of product lines that you'll be discontinuing that I think you mentioned the Writer, Accelerated Writer and there was a few others in there.

TERRY PAUL:  That's right.

KIRSTEN EDWARD:  I wonder if you could give some color as to how you came to that decision.  Whether you've determined it was a competitive market environment, maybe content being available free over the Internet that created the low barrier to entry, or what was it about those products that made you decide to discontinue them and not others?

TERRY PAUL:  Well I think the main reason was that we just had too many products and it was a question of focus.  Each of those products had different issues with them but they all added up to the fact that we only have so many resources and we had two very huge products in Accelerated Reader and in Accelerated Math, that we felt we could make grow a lot faster than they were growing.  And plus, two new products, which was the responder that I mentioned and laptops, and so when you start to prioritize everything, you know, there's certain products that drop to the bottom and require a lot of resources to keep competitive or make profitable and so I think it's just a prioritization issue.

KIRSTEN EDWARD:  OK.  And then you also mentioned in your introductory comments that you'd done the market analysis to determine that the enterprise or subscription model of Accelerated Reader and Accelerated Math would be well received by districts.  Can you talk a little about that study and whether it was for just enterprise or also for subscription or if I'm understanding that correctly?

TERRY PAUL:  Yeah, well we offered an earlier version.  We started to go out to districts, starting, I believe it was as early as late January, with an offering, which was very close to what we ended up with in terms of enterprise, and with the districts that we approached with that subscription offering they seemed to be fairly enthusiastic about it and in some cases were ready to order.  So based on that we concluded that we did have a good way to sell to districts, which has been an issue for us not having a product that districts really could grab a hold of.  And I think with the enterprise versions of both Accelerated Reader and Accelerated Math, this is one of our first true district products.

KIRSTEN EDWARD:  OK.  And is the reason you haven't had one before because you've felt the market demand wasn't there or because it was difficult technologically to create that product?

TERRY PAUL:  I think it's been a combination of things, both certainly getting our technology Renaissance Place so that it is working well and I think it is today, has been an issue in the past, but I think it's also trying to figure out, you know, how to package what we have properly to make it a district offering.  And I think this enterprise approach, which is, you know, a full subscription model at an annual student price where they get all of the quizzes or all of the libraries in the case of Math, it provides them with an incentive to buy at any district level because they can get everything at a lower cost point.  So it's the two things I think together, but the latter has been the most important, actually figuring out a package that the districts really want.

KIRSTEN EDWARD:  OK and then one last quick one.  Would the districts then still be buying the follow-on quiz packs, you know, as the years go on, or how is that going to work?

TERRY PAUL:  We are -- no.  What would happen is that the subscription will become -- we think the subscription pricing, where they basically buy on a per student annual basis, is going to be the growing revenue model of the future.  And our efforts will then be to increase the number of students that are enrolled as opposed to selling additional quiz disks or selling, you know, additional quizzes because they will get all of the quizzes automatically when they subscribe to the enterprise version.  So as we add new quizzes each district will get all the new quizzes automatically.

KIRSTEN EDWARD:  Great, I got it.  Thanks a lot.

TERRY PAUL:  OK.

OPERATOR:  The next question comes from Cory Johnson from Cannell Capital.  Please go ahead.

CORY JOHNSON, CANNELL CAPITAL:  Hi guys, thanks for taking my call; a couple of housekeeping questions.  What was cap ex for the quarter?

MARY MINCH:  Cap ex was approximately $0.5 million for the quarter Cory.

CORY JOHNSON:  OK, and cash from operations?

MARY MINCH:  3.8.

CORY JOHNSON:  3.8 million?

MARY MINCH:  Correct.

CORY JOHNSON:  And the share buy-back, tell me about the progress there?  How many shares?  How much money did you spend?

MARY MINCH:  We purchased 328,000 shares at a cost of $5.9 million.

CORY JOHNSON:  And just to be clear, and Mary I think you kind of suggested this, but overall sales ramping in Q2 and Q3 as predicted, do you see that still happening?

MARY MINCH:  Well certainly Q2 and Q3 are more seasonal periods for us and with some of the things Terry talked about, with the enterprise subscriptions, we'd expect to see orders continue.  Remember though that there is the deferred revenue component to that; that we begin to recognize that revenue when the subscription begins.

CORY JOHNSON:  So is that different from what you saw last quarter when you said you did expect sales to ramp in the second and third quarter of '06?

MARY MINCH:  No, we would typically expect that sort of seasonality.

CORY JOHNSON:  OK.  And speaking of deferred revenues, as a percentage of revenues they fell quite a bit, I understand AlphaSmart's part of that, but even sequentially they fell quite a bit.  What's going on there?

MARY MINCH:  Well usually we see a dip in the deferred revenue in the first quarter as it relates both to our national conference, where we recognize those pre-registrations, and then also just some seasonality with Renaissance Place subscriptions.

CORY JOHNSON:  And so...

MARY MINCH:  But you also point out that the revenue has increased because of the AlphaSmart component.

CORY JOHNSON:  Right.  In terms of cost savings from AlphaSmart, obviously we’re not seeing the revenues as expected, do you -- earlier you'd said you expected $2 million in cost savings by 2006.  Is there going to be more or have we seen what we're going to see?

MARY MINCH:  I think we mentioned in the fourth quarter call, Cory, that we'd met that level so we're pretty comfortable there.

CORY JOHNSON:  So no further cutbacks there?

MARY MINCH:  Right.

CORY JOHNSON:  I think that's all I've got.  Just do you really get a sense of it's kind of that the declines in AlphaSmart are going to stop now or is that going to continue to settle in, shall we say?

TERRY PAUL:  We're really excited about the potential for the laptop sales.  We think Neo is a real winner.  AlphaSmart was not able to market it well and of course we dropped the ball, but I think the things -- the changes that we're making now are going to get it back on track and it's going to be a big product for us and will grow substantially from the levels that it's currently at.

CORY JOHNSON:  When?  That's my question I guess.  It seems to be kind of settling in at about 5 million a quarter.

TERRY PAUL:  Yes, as I mentioned in my comments that I expect that by the fourth quarter we'll start seeing some of that growth take place.

CORY JOHNSON:  So...

TERRY PAUL:  From the changes that we're making.

CORY JOHNSON:  And that's all I've got.  Thanks a lot.

TERRY PAUL:  OK.

OPERATOR:  Once again, if you do have a question, you may press star, one, on your telephone keypad at this time.

The next question comes from Steve Sharkey from Flat Creek Investors.  Please go ahead.

STEVE SHARKEY, FLAT CREEK INVESTORS:  Terry, I have a question on AlphaSmart, but first let me say I'm pleased with your disclosure in this report and I'm pleased to hear about the changes in the focus on some of the core products, and I'm pleased that Steve Schmidt is coming back so.

TERRY PAUL:  Yup.

STEVE SHARKEY:  Oh, that's great.

TERRY PAUL:  Thank you.

STEVE SHARKEY:  The question on AlphaSmart I -- my understanding was that originally it was sort of a strategic acquisition to help accelerate sales of Accelerated Writer, which were being hampered by lack of computers in the classrooms so a cheap computer would allow you to, you know, eventually get that software on it and accelerate their sales.  And you're dropping Accelerated Writer, which, you know, I always thought was an incredibly complicated product and one that was just going to be difficult for schools to use effectively.  But is this new strategy on focusing on the Neo and marketing that is that sort of -- and was that part of the original strategy or are we trying to salvage the investment in AlphaSmart?  I guess you genuinely are excited based on the comment you made to the previous answer to the previous question, but it just, well can you shed any more light on that?

TERRY PAUL:  Sure.  Well I think things haven't turned out exactly as we had intended with respect to AlphaSmart so far and -- but I think from a strategic standpoint it absolutely was the right thing to do.  Schools have needed a product in which they can -- I mean keyboarding is a fundamental product.  It is the gateway skill to writing and so writing is still important.  The only difference with respect to Accelerated Writer and writing is that we didn't feel that our particular product, that is Accelerated Writer, was a key product for us, but -- and AlphaSmart and the Neo platform is a strategic product for getting writing and into an electronic format in which teachers can grade it.  So whether it's used with Accelerated Writer, it will be used with all kinds of writing.  And of course, you know, that's not the end of it.  That is, we have plans to do additional things with Neo and with the AlphaSmart product line, which I can't go into here, but there will be further integration with our software products with the AlphaSmart laptop units.

STEVE SHARKEY:  OK, well that sounds good.  I know writing has become a focus of some of the standardized tests around the country, so that's positive.  Well listen, I think these changes sound terrific and, you know, I wish you all the best this year.

TERRY PAUL:  OK, well thank you Steve.

OPERATOR:  The next question comes from Cory Johnson from Cannell Capital.  Please go ahead.

CORY JOHNSON:  Sorry, just more on the share buy-back.  What do you have left in that and what do you plan to do with anything beyond that?

MARY MINCH:  Cory, we have about 8 million shares authorized and we're right around 6.5 million, so we've got a little over 1 million left.  And, you know, with respect to where we're headed, certainly this share buy-back depends on our cash position as well as, you know, whether we think that's the best investment at the time. I can't really speak for the board and whether or not we'll increase that going forward at this time.

CORY JOHNSON:  I believe there’s a board member in the room.   Terry, what do you think?

TERRY PAUL:  Well I think that’s as Mary expressed, it's kind of up in the air and the issues we look at is, you know, cash position, we look at what our acquisition horizon might be and of course the stock price itself and whether we think its exceptionally low, so a lot of things go into that equation and it's hard to predict.

CORY JOHNSON:  Sure.  And Terry, you gifted a bunch of shares last year, there was a filing.  It wasn't clear to me whether those were sold or could be sold and if there would be future filings if you do so, if those are sold.  Can you explain that?

TERRY PAUL:  They weren't sold.  It's an estate planning kind of move.  They're still beneficially owned.

CORY JOHNSON:  So therefore there'll still be filings if and when they are sold?

TERRY PAUL:  Yes.

CORY JOHNSON:  OK.  I think Mary told me.  I just wanted to make it clear.  Thank you.  That's all I have.

TERRY PAUL:  OK.

OPERATOR:  There appear to be no further questions at this time.  Please proceed, Terry Paul.

TERRY PAUL:  I'd like to close by saying that we're really excited about the things we've done to refocus on our core strengths and capitalize on the strong foundation that we've built.  We believe we've got a winning strategy that will put us back in a high growth mode.  Thank you for joining us today and we'll talk again in July.

OPERATOR:  This concludes today's conference call.  You may now disconnect.

END